Exhibit 23.7

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

May 17, 2017

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Ranger Energy Services, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our following reports: “Workover Rig Study—Cyclical Downturn Meets A Structural Shift” and “Coras Oilfield Trends—Preparing for the upcoming frac season.”

[Signature page follows]

Coras Oilfield Research

By:	/s/ Daniel Cruise
Name:	Daniel Cruise
Title:	Managing Director